February 12, 2003

Mr. Raymond R. Hood
3645 Southwestern Boulevard
Dallas, Texas 75225

Dear Ray:

This letter will confirm the terms and conditions under which you will serve as an independent contractor for EXE Technologies, Inc. (“EXE” or the “Company”). You and EXE agree as follows:

1.	Services. You will provide services to EXE as described on Exhibit A (the “Services”) at such times as EXE may reasonably request. In performing the Services, you will observe all working rules, policies and procedures of EXE. You will report to the Chief Executive Officer of EXE.

2.	Independent Contractor. Your relationship to EXE will be that of an independent contractor and not of an officer, employee, or agent. Accordingly, you have no authority to bind or obligate EXE in any way. EXE will have no liability to you except to pay your compensation and reimburse your expenses as outlined below.

3.	Availability. During the time that you are performing the Services, you will make yourself available to provide the Services under the terms of this Agreement.

4.	Other Provisions. Prior to commencement of performing the Services, you must execute EXE’s form of Contractor Confidentiality Agreement attached hereto as Exhibit B.

5.	Compensation. EXE will pay you $27,500 per month (pro rated for portions thereof) for the term of this agreement. EXE will make these payments to you monthly, within 10 days after the end of each month. You will be also reimbursed for all reasonable out-of-pocket business expenses you incur in the performance of the Services; provided that such expenditures are approved in writing by the CEO or CFO of EXE, are promptly submitted for payment, and are documented by invoices or receipts in accordance with EXE’s procedures. You will not participate in any employee benefit program offered by EXE to its employees. You will pay all income and other taxes including, but not limited to, social security, self-employment and federal income taxes, with respect to all payments to you from EXE. You also will provide proof of such tax payments to EXE upon request.

6.	Term. The term of this Agreement shall begin on the date of this letter agreement and will continue until terminated by 30 days’ written notice from EXE to you or from you to EXE. This Agreement will terminate automatically in the event of your death.

7.	Non-Assignable. This Agreement may not be assigned or delegated, in whole or in part, by either party, except that EXE may assign this Agreement to any affiliated or successor company.

8.	Governing Law and Dispute Resolution. This Agreement will be governed by the laws of the State of Texas. Furthermore, any dispute between us arising out of this Agreement will be resolved solely in the manner and subject to the procedures and expense reimbursement provisions set forth in your Contractor Confidentiality Agreement.

9.	Entire Agreement. This Agreement, together with your Contractor Confidentiality Agreement, the letter agreement related to the termination of your Employment Agreement, and the agreements referenced therein, contains our entire agreement and supersedes any prior oral or written understandings and agreements between EXE and you relating to the subject matter of this Agreement. This Agreement can be modified only if in writing and signed by both you and EXE.

If the foregoing correctly sets forth our understanding, then please execute the acceptance at the bottom of this page on the extra copy of this letter and return the signed copy to me.

Sincerely,

/s/ JOSEPH L. COWAN Joseph L. Cowan President and Chief Executive Officer

Approved:

/s/ HENRY FEINBERG Henry Feinberg As the Representative of The Compensation Committee of the Board of Directors of EXE Technologies, Inc.

Accepted and agreed by:

/s/ RAYMOND R. HOOD Raymond R. Hood Date: February 12, 2003

Exhibit A

DUTIES

During the term of your engagement, your duties will be:

(1)	Assist the CEO of EXE in the transition of your departure as a full-time employee of EXE.

(2)	Assist your replacement with the assumption of his duties at EXE.

(3)	Provide advice to EXE on strategic issues when requested by the Board or the CEO.

(4)	Assist the CEO in the management of customer relations and expectations in the transition of your departure as a full-time employee of EXE.

(5)	Perform such other duties from time to time as may be agreed between the CEO of EXE and you.

Exhibit B

EXE TECHNOLOGIES, INC.

CONTRACTOR CONFIDENTIALITY AGREEMENT

Recognizing that the success of EXE Technologies, Inc., a Delaware corporation (the “Company”), depends, in part, on the protection of trade secrets, innovations, formulae, algorithms and information held or utilized by the Company, and recognizing that during my engagement by the Company (“engagement”) I may have access or contribute to such matters, and in consideration of my engagement and intending to be legally bound by this Agreement, I agree to the following:

1.     During and after my engagement, without the prior written consent of an officer of the Company, I will not disclose or use for my direct or indirect benefit or the direct or indirect benefit of a third party, and I will use my best efforts to maintain, the confidentiality of all confidential information that I acquire because of my engagement. In general, “confidential information” means any information that the Company treats as confidential, including, but not limited to, any information relating to strategic plans, finances, research, processes, inventions, products, methods, formulae, algorithms, computer codes or instructions, software, documentation, equipment, costs, customer lists, business studies and business procedures, and any other materials that have not been made available to the general public. Failure to mark any of the confidential information as confidential or proprietary will not affect its status as confidential information under the terms of this Agreement.

2.     During and after my engagement, I will not remove from the Company’s offices or premises any documents, records, notebooks, files, correspondence, reports, memoranda, computer tapes, computer disks or similar materials of or containing information of the type identified in the preceding paragraph, or other materials or property of the Company of any kind (collectively, “Materials”), unless necessary in accordance with my duties and responsibilities of engagement by the Company. In the event that I remove any Materials, I will return such Materials to their proper files or places of safekeeping as promptly as possible after the removal has served its specific purpose. Except as may be necessary in the discharge of my assigned duties, I will not make, retain, remove or distribute any copies of any of such Materials for any reason whatsoever and I will not divulge to any third person the nature or contents of any of such Materials or of any other oral or written information. Upon the termination of my engagement with the Company, I will return to the Company all originals and copies of such Materials and all other tangible or intangible company property then in my possession, whether prepared by me or by others.

3.     I acknowledge that any and all writings, documents, inventions, discoveries, computer programs or instructions (whether in source code, object code, or any other form), algorithms, formulae, plans, customer lists, memoranda, tests, research, designs, specifications, models, data, diagrams, flow charts, and/or techniques (whether reduced to written form or otherwise) that at the request or suggestion of the Company I make, conceive, discover, or develop, either solely or jointly with any other person, at any time during the term of my engagement, whether during working hours or at the Company’s facility or at any other time or location (collectively, “Intellectual Work Product”) will be the sole and exclusive property of the Company. I will promptly and fully disclose all the Intellectual Work Product to the Company, and I will have no claim for additional compensation for the Intellectual Work Product.

4.     I acknowledge that all Intellectual Work Product that is copyrightable will be considered a work made for hire under United States Copyright Law. To the extent that any copyrightable Intellectual Work Product may not be considered a work made for hire under the applicable provisions of the copyright law, or to the extent that, notwithstanding the foregoing provisions, I may retain an interest in any Intellectual Work Product that is not copyrightable, I hereby irrevocably assign and transfer to the Company any and all right, title, or interest that I may have in the Intellectual Work Product under copyright, patent, trade secret and trademark law, in perpetuity or for the longest period otherwise permitted by law, without the necessity of further consideration. The Company will be entitled to obtain and hold in its own name all copyrights, patents, trade secrets and trademarks with respect thereto.

5.     At the sole request and expense of the Company either before or after the termination of my engagement I will assist the Company in acquiring and maintaining copyright, patent, trade secret and trademark protection upon, and confirming its title to, such Intellectual Work Product. My assistance will include signing all applications for copyrights and patents and other documents, cooperating in legal proceedings and taking any other steps considered desirable by the Company.

6.     I am not subject to any other agreement that I will violate by signing this Agreement or which prevents me from disclosing confidential information. I agree to disclose the existence and terms of this Agreement to any employer for which I may work during the term of this Agreement or after the termination of my engagement.

7.     I agree that the period of time during which Sections 5, 6 and 7 of my Employment Agreement survive after the termination of my Employment Agreement shall automatically be deemed extended by the period of time that the Independent Contractor Agreement to which this Agreement is an exhibit (the “Independent Contractor Agreement”) is in force, and the time periods specified in Section 7(a)(iii) and 7(a)(v) of my Employment Agreement shall automatically be deemed amended to apply to both the 12 month period immediately preceding my termination of employment under the Employment Agreement and the period of time during which I serve as an Independent Contractor under the Independent Contractor Agreement.

This Agreement, together with the Independent Contractor Agreement to which this Agreement is an exhibit, the letter agreement related to the termination of my Employment Agreement, and the agreements referenced therein, constitutes the complete agreement between the Company and me and supersedes all prior agreements, oral or written, and any other communication relating to the subject matter of this Agreement. This Agreement may not be amended or modified except in writing and will be governed by the laws of the State of Texas without regard to conflicts of law principles of any jurisdiction. If any provision or portion of any provision of this Agreement shall be determined to be void, invalid or unenforceable for any reason, then the validity and enforceability of the remaining provisions or portions of provisions will not be affected. The Company may assign this Agreement to, and this Agreement will bind and inure to the benefit of, any parent, subsidiary, affiliate or successor of the Company. I acknowledge that this Agreement is not assignable by me. Except as otherwise provided by the immediately subsequent sentence of this provision, I agree that any suit, action or other legal proceeding arising out of or relating to this Agreement, including, but not limited to, any action commenced by the Company for preliminary or permanent injunctive or other equitable relief, will be instituted in the United States District Court for the Northern District of Texas, Dallas Division, or if such court does not have or will not accept jurisdiction, in any court of general jurisdiction in Dallas County, Texas, and I consent and submit to the personal and exclusive jurisdiction of such courts in any such suit, action or proceeding. This provision shall not prevent the Company from seeking to enforce this Agreement in any other court of competent jurisdiction. I agree that service of process upon me may be effected by certified mail or by any other means permitted by law, and I waive any objection which I may have to the laying of venue of any such suit, action or proceeding in any such court and any claim or defense of inconvenient forum. If an action at law or in equity is necessary to enforce or interpret the terms of this Agreement, then the prevailing party shall be entitled to recover, in addition to any other relief, reasonable attorneys’ fees, costs and disbursements.

8.     I acknowledge that it is impossible to measure fully in monetary damages the injury that will be caused to the Company in the event of a breach or threatened breach of this Agreement, and I waive the claim or defense that the Company has an adequate remedy at law. I will not, in any action or proceeding to enforce the provisions of this Agreement, assert the claim or defense that such a remedy at law exists. The Company will be entitled to injunctive relief to enforce the provisions of this Agreement, without prejudice to any other remedies the Company may have at law or in equity.

Witness:		Agreed and Accepted:

Signature:	/s/ JOE COWAN	Signature:	/s/ RAYMOND R. HOOD

	(Company Representative)		Raymond R. Hood

Name (Please Print):	Joe Cowan